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                                                                    EXHIBIT 8.1

                        [LETTERHEAD OF ROPES AND GRAY]

                                       , 1996

American Medical Response, Inc.
2821 South Parker Road
Aurora, Colorado 80014

Ladies and Gentlemen:

  We have acted as legal counsel to American Medical Response, Inc., a Delaware corporation ("AMR") and SHI Acquisition Corp., a Delaware corporation ("Merger Sub"), in connection with the planned merger (the "Merger") of Merger Sub with and into STAT Healthcare, Inc., a Delaware corporation ("STAT"), pursuant to an Agreement and Plan of Merger dated October 7, 1996 among AMR, Merger Sub and STAT (the "Merger Agreement"). In the Merger, Merger Sub will merge with and into STAT, and STAT will become a wholly-owned subsidiary of AMR. Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

  For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement and the Registration Statement on Form S-4 filed by AMR with the Securities and Exchange Commission on November , 1996 (the "Registration Statement"), (ii) the tax representation letters, dated as of the date hereof, delivered to us by AMR, Merger Sub and STAT in connection with this opinion and attached as exhibits hereto, (iii) the continuity of
interest certificates dated      , 1996 delivered by the stockholders of STAT
holding five percent (5%) or more of the outstanding STAT stock in connection with this opinion and attached as exhibits hereto, and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.

  We have assumed without investigation or verification that all statements contained in the foregoing documents (including without limitation all representations and warranties contained in the Merger Agreement) are true, correct, and complete as of the date hereof, that no actions inconsistent with such statements have occurred or will occur, and that all such statements made "to the best of the knowledge of" any persons or parties are true, correct and complete as if made without such qualification. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), that the Merger will be effective as a merger under the applicable laws of Delaware, and that each of AMR, STAT and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury regulations promulgated thereunder.

  Our opinion is based on current federal income tax law and Internal Revenue Service practice, which are subject to change with retroactive effect.

  Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, and that no gain or loss will be recognized by American, Merger Sub, or STAT as a result of the Merger.

  Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions, or any change after the date hereof in applicable federal income tax law or Internal Revenue Service practice could adversely affect our opinion. No ruling has been sought from the Internal Revenue Service by AMR, STAT or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and the Internal Revenue Service is not bound by our opinion herein.
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  No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under any foreign, state, or local tax law, or the tax consequences of any other transactions contemplated or previously entered into by AMR, STAT or Merger Sub. We do not undertake to advise you as to any changes in federal income tax law or Internal Revenue Service practice after the date hereof that may affect our opinion.

  This opinion has been delivered to you as contemplated by Section 6.2(d) of the Merger Agreement and is intended solely for your benefit. It is not to be used for any other purpose without our express written permission.

                                          Very truly yours,

                                          Ropes & Gray